NEWS FOR IMMEDIATE RELEASE

Head Office:
Venture Way
Priorswood Industrial Estate
Taunton, Somerset, TA2 8DE U.K.
Telephone: 441.823.331081
Facsimile: 441.823.323382

North American
Representative Office:
595 Howe Street, Suite 504
Vancouver, BC V6C 2T5 Canada
Telephone: 604.689.1515
Facsimile: 604.687.8678

CUSIP #: 823222104

SHEP TECHNOLOGIES INC. SHAREHOLDERS PASS ALL MATTERS AT AGM

        VANCOUVER, BC - JULY 21, 2004 - SHEP TECHNOLOGIES, INC., (OTCBB: STLOF, BER: IH3), is pleased to announce that, at its 2004 annual general meeting, which was held on June 29, 2004, all proposed items of business received shareholder approval. Those items included the approval and adoption of the Company's December 31, 2003 audited financial statements, the approval and adoption of Davidson & Company, Chartered Accountants, as auditor of the Company, the approval and adoption to increase the Company's 2002 incentive stock option plan by 2,800,000 common shares and the re-election of Malcolm P. Burke, Clive A. Bowen, W. Ray Evans, Peter R. Humphrey, Betty Anne Loy and Tracy A. Moore to the Company's board of directors.

About SHEP Technologies Inc.

        SHEP Technologies Inc. and its subsidiaries design, develop and market proprietary energy technology for application in the global transport sector. The Company's "Stored Hydraulic Energy Propulsion" System (the "SHEP System"), which uses electronics and proprietary hydraulic pump motors, captures the generated kinetic energy that is otherwise lost when brakes are applied in a variety of transport applications, and utilizes the recovered energy for acceleration during the inefficient low-speed acceleration phase. The Company's third generation, electronically controlled hydraulic hybrid is expected to deliver fuel economy and emissions reductions while increasing performance. The following prototype vehicles utilize SHEP hydraulic hybrid systems or proprietary SHEP System components:

  LDV 17-passenger mini bus;

  Ford Motor Company's "HPA" Lincoln Navigator, which demonstrated significant fuel savings under both urban and commercial drive cycles; and

  X-type Jaguar scheduled for rollout during 2004.

The SHEP System and its components are intended to be equally applicable to commercial and passenger vehicles of all sizes and variety, including subways. The Company expects to license its SHEP System to industrial manufacturers, niche transport manufacturers, OEMs and Tier 1 suppliers to the automotive industry.

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        Statements about the Company's future expectations, including future revenues, earnings, product development, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For further information, visit www.shepinc.com or contact:

SHEP Technologies Inc.
Mike Marrandino, Investor Relations and Corporate Communications
Phone: 1-877-689-1515 or 604-689-1515 (x 111)
Email: investor@shepinc.com

Or:

Pacific Communications Group
Shane Smith
Phone: 310-224-4965
Email: ssmith@paccomgrp.com